Exhibit 99.1
BUSINESS
Introduction
     We are a vertically integrated, non-hazardous solid waste management company providing non-hazardous solid waste collection, transfer, processing, and disposal services in the United States. As of March 31, 2011, we served approximately 450,000 commercial, industrial and residential collection customers and 6,000 landfill and transfer station customers in Alabama, Arkansas, Colorado, Florida, Kansas, Massachusetts, Missouri, New Mexico, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee and Texas. As of March 31, 2011, we owned and/or operated 25 landfills, 29 collection operations and 27 transfer stations/materials recovery facilities (MRFs). Of these facilities, two transfer stations and two landfills are fully permitted but not yet opened, and two transfer stations are idle. Additionally, we operate but do not own four of the transfer stations.
     WCA Waste Corporation was incorporated as a Delaware corporation in 2004 and is the parent of WCA Waste Systems, Inc., its principal operating subsidiary. WCA Waste Corporation is a holding company and all of our operations are conducted through our subsidiaries.
Industry Overview
     The non-hazardous solid waste industry can be divided among collection, transfer and disposal services. The collection and transfer operations of solid waste companies typically have lower margins than disposal service operations. By vertically integrating collection, transfer and disposal operations, operators seek to capture significant waste volumes and improve operating margins.
     During the past four decades, our industry has experienced periods of substantial consolidation activity, though we believe it remains extremely fragmented. We believe that there are two primary factors that lead to consolidation:
•	Stringent industry regulations have caused operating and capital costs to rise. Many local industry participants have found these costs difficult to bear and have decided to either close their operations or sell them to larger operators.

•	Larger operators are increasingly pursuing economies of scale by vertically integrating their operations or by utilizing their facility, asset and management infrastructure over larger volumes. Larger solid waste collection and disposal companies have become more cost-effective and competitive by controlling a larger waste stream and by gaining access to significant financial resources to make acquisitions.
Integration and Acquisitions
  Vertical Integration and Internalization
     Vertical integration is a core element of our operating strategy because it allows us to manage the waste stream from the point of collection through disposal, thereby maximizing the rate of waste internalization, increasing our operating margins and improving our operating cash flows. Internalization refers to the disposal of collected waste into the landfills we own. All collected waste must ultimately be processed or disposed of, with landfills being the main depository for such waste. Generally, the most cost efficient collection services occur within a 35-mile operating radius from the disposal site (up to 100 miles if a transfer station is used). Collection companies that do not own a landfill within such range from their collection routes will usually have to dispose of the waste they collect in landfills owned by third parties. Thus, owning a landfill in a market area provides substantial leverage in the waste management business.
     As of March 31, 2011, we owned 25 landfills throughout the regions we serve, two of which, though fully permitted, have not yet commenced operations. We believe that our number of landfills coupled with the geographic locations of those landfills in the regions we serve positions us to maintain high levels of internalization within our existing markets. As a result of our vertical integration, for the years ended December 31, 2010 and 2009, we internalized approximately 72% and 68% of the total waste we collected, respectively. For the three months ended March 2011, we internalized approximately 70% of the total waste we collected.
  Acquisition History and Outlook
     Acquisitions have played a key role in our revenue growth and operating history. Our acquisition history has included both strategic acquisitions of landfill assets that have enabled us to enter new markets and “tuck-in” acquisitions of collection operations and transfer stations that have expanded our operations in those markets which we already serve. Collectively, the numerous acquisitions which we have completed have contributed significantly to our overall growth and continue to have a material effect on our operating results. We strive to integrate all of our completed acquisitions into our existing operations as soon as feasible; however, it may take up to a year to fully realize operating synergies for the acquisitions that we completed in 2010.
     Due to weakening market conditions, particularly in the housing and construction sectors, we reduced our acquisition efforts in 2008. While our acquisition activity was relatively dormant for most of 2009, on December 31, 2009 we consummated the acquisition of the operating subsidiaries of Live Earth, LLC, which we refer to as the Live Earth Companies. Through this transaction, we acquired certain consolidated assets and assumed related liabilities of Live Earth, LLC, that relate to the Live Earth Companies. The acquisition of the Live Earth Companies represented our largest acquisition to date and included the Sunny Farms Landfill, a 457-acre site permitted to accept municipal solid waste, industrial waste and construction and demolition debris located in Seneca County, Ohio; Champion City Recovery, a transfer station permitted to accept 1,000 tons a day located south of Boston, Massachusetts; and a rail haul operation over a Class 1 rail line transporting waste from the east coast to Sunny Farms Landfill. In 2010, we acquired Washita Disposal, Five JAB Environmental Services, Sprint Waste Services and DINA Industries, all of which are tuck-in acquisitions. On December 15, 2010, we entered into an equity interest purchase agreement to acquire certain assets of Emerald Waste Services. On February 28, 2011, we closed the acquisition pursuant to an amended equity interest purchase agreement to acquire one transfer station and three collection operations located in Central Florida. The acquired operations consist of 117 residential, commercial and roll-off routes servicing seven counties and 113,500 customers in the Gainesville, Orange City and Daytona Beach market areas. Effective January 1, 2011, we acquired all of the outstanding capital stock of IESI OK Corporation, which is now known as WCA of Chickasha. The acquired operations include nine commercial and residential routes around Chickasha, Oklahoma, which is approximately 40 miles southwest of Oklahoma City, and a transfer station, which is approximately 50 miles from our Pauls Valley Landfill. The transfer station is fully permitted but is not currently in operation. On February 15, 2011, we entered into an operating agreement with an option to purchase Stoughton Recycling Technologies, LLC, which we refer to as SRT. SRT is a commercial and demolition recycling facility and transfer station in Stoughton, Massachusetts. This facility is located three miles from the WCA-owned Champion City Recovery transfer station and approximately 25 miles south of Boston, Massachusetts. In 2011, we intend to continue seeking and pursuing attractive acquisition opportunities that enable us to internalize waste into our existing landfills and that offer new markets where: (a) we are able to acquire disposal facilities; (b) we can secure long-term disposal contracts; or (c) the landfills are municipally owned. Although we have not established a specific capital investment target for 2011 acquisitions, we have sufficient capacity under our senior credit facility and through available authorized shares of our capital stock to pursue and consummate opportunistic acquisitions that enable us to effectively leverage our existing infrastructure and maximize the internalization of waste.

Our Operations and Customers
     Our operations consist of the collection, transfer, processing and disposal of solid waste. Our revenue mix for the years ended December 31, 2010, 2009 and 2008 and the three months ended March 31, 2011 and 2010 is shown in the table below (dollars in thousands):

							Three Months Ended
	Years Ended December 31,						March 31
	2010		2009		2008		2011		2010
Collection	$123,070	53.6%	$125,931	64.9%	$129,796	62.4%	$33,954	58.6%	$29,710	56.8%
Disposal	70,503	30.7	43,722	22.5	45,929	22.1	14,935	25.7	14,942	28.6
Transfer and other, net	35,911	15.7	24,485	12.6	32,284	15.5	9,099	15.7	7,655	14.6

Total revenue	$229,484	100.0%	$194,138	100.0%	$208,009	100.0%	$57,988	100.0%	$52,307	100.0%

  Customers
     We have a broad and diverse customer base. No single customer accounted for more than 2.5% of our revenue for the years ended December 31, 2010, 2009 or 2008 and the three months ended March 31, 2011 and 2010.
  Collection Services
     As of March 31, 2011, we provided solid waste collection services to approximately 450,000 industrial, commercial and residential customers in 12 states through 29 collection operations. In 2010, our collection revenue consisted of approximately 35% from services provided to industrial customers, 21% from services provided to commercial customers and 44% from services provided to residential customers.
     In our commercial collection operations, we supply our customers with waste containers of various types and sizes. These containers are designed so that they can be lifted mechanically and emptied into a collection truck to be transported to a disposal facility. By using these containers, we can service most of our commercial customers with trucks operated by a single employee. Commercial collection services are generally performed under service agreements with a duration of one to five years with possible renewal options. Fees are generally determined by such considerations as individual market factors, collection frequency, the type of equipment we furnish, the type and volume or weight of the waste to be collected, the distance to the disposal facility and the cost of disposal.
     Residential solid waste collection services often are performed under contracts with municipalities, which we generally secure by competitive bid and which give us exclusive rights to service all or a portion of the homes in these municipalities. These contracts usually range in duration from one to five years with possible renewal options. Residential solid waste collection services may also be performed on a subscription basis, in which individual households or homeowners’ or similar associations contract directly with us. The fees received for residential collection are based primarily on market factors, frequency and type of service, the distance to the disposal facility and the cost of disposal.
     Additionally, we rent waste containers and provide collection services to construction, demolition and industrial sites. We load the containers onto our vehicles and transport them with the waste to either a landfill or a transfer station for disposal. We refer to this as “roll-off” collection. Roll-off collection services are generally performed on a contractual basis. Contract terms tend to be shorter in length and may vary according to the customers’ underlying projects.

  Transfer and Disposal Services
     Landfills are the main depository for solid waste in the United States. Solid waste landfills are built, operated, and tied to a state permit under stringent federal, state and local regulations. Currently, solid waste landfills in the United States must be designed, permitted, operated, closed and maintained after closure in compliance with federal, state and local regulations pursuant to Subtitle D of the Resource Conservation and Recovery Act of 1976, as amended. We do not operate hazardous waste landfills, which are subject to even greater regulations. Operating a solid waste landfill includes excavating, constructing liners, continually spreading and compacting waste and covering waste with earth or other inert material as required, final capping, closure and post-closure monitoring. The objectives of these operations are to maintain sanitary conditions, to ensure the best possible use of the airspace and to prepare the site so that it can ultimately be used for other end use purposes.
     Access to a disposal facility is a necessity for all solid waste management companies. While access to disposal facilities owned or operated by third parties can be obtained, we believe that it is preferable to internalize the waste streams.
     In areas where we conduct collection operations remote from one of our landfills, we often pursue the acquisition or development of transfer stations. Transfer stations allow us to consolidate waste for subsequent transfer in larger loads, thereby making disposal in our otherwise remote landfills economically feasible. A transfer station is a facility located near residential and commercial collection routes where collection trucks take the solid waste that has been collected. The waste is unloaded from the collection trucks and reloaded onto larger transfer trucks for transportation to a landfill for final disposal. In addition to increasing our ability to internalize the waste that our collection operations collect, using transfer stations reduces the costs associated with transporting waste to final disposal sites because the trucks we use for transfer have a larger capacity than collection trucks, thus allowing more waste to be transported to the disposal facility on each trip. It also increases the efficiency of our collection personnel and equipment because it allows them to focus more on collection. The following table reflects the number of transfer stations/MRFs we owned and operated by state as of March 31, 2011 and as of December 31, 2010, 2009 and 2008.

	March 31,
	2011		2010		2009		2008
Alabama	3	(1)	3	(1)	3	(1)	3	(1)
Arkansas	2	(1)	2	(1)	2	(1)	2	(1)
Florida	5		4		4		4
Kansas	1	(1)	1	(1)	1	(1)	1	(1)
Massachusetts	2		1		1		—
Missouri	7		7		7		8	(1)
North Carolina	3		3		3		3
South Carolina	1		1		1		1
Texas	2		2		2		2
Oklahoma	1		—		—		—

Total	27		24		24		24

(1)	Indicates a transfer station that we operated but did not own as of the end of the period presented.
     The fees charged at disposal facilities are based on market factors, as well as the type and weight or volume of solid waste deposited and the type and size of the vehicles used in the transportation of the waste. The fees charged to third parties who deposit waste at our transfer stations are generally based on the type and volume or weight of the waste transferred and the distance to the disposal site.

  Landfills
     As of March 31, 2011, we owned 25 non-hazardous solid waste landfills in 12 states, two of which, though fully permitted, have not yet commenced operations. The following table sets forth certain information as of March 31, 2011 for each of our landfills.

			Permitted	Probable Expansion	Total	Remaining		Total
			Capacity (1)	Capacity (2)	Capacity (3)	Permitted Life		Remaining Life
Landfill	Location	Permitted Waste	(Cu. Yds)	(Cu. Yds)	(Cu. Yds)	(4) (Years)		(3)(4) (Years)
Oak Grove	Arcadia, KS	MSW	5,771,954	14,301,602	20,073,556	26.0		90.5
Black Oak	Hartville, MO	MSW	5,714,604	7,018,000	12,732,604	17.6		39.3
Central Missouri	Sedalia, MO	MSW	7,943,585	—	7,943,585	36.9		36.9
Eagle Ridge	Bowling Green, MO	MSW	2,380,252	16,633,000	19,013,252	13.7		109.7
Rolling Meadows	Hazen, AR	MSW	3,385,548	9,800,000	13,185,548	8.4		32.9
Union County	El Dorado, AR	MSW	3,127,405	496,100	3,623,505	20.3		23.6
Darrell Dickey(5)	Houston, TX	MSW	5,239,003	—	5,239,003	N/A	(5)	N/A	(5)
Fort Bend	Houston, TX	MSW	42,903,999	18,291,298	61,195,297	44.0		62.8
Pauls Valley	Oklahoma City, OK	MSW	6,540,649	—	6,540,649	100.6		100.6
Sooner	Oklahoma City, OK	MSW	1,472,434	4,012,190	5,484,624	18.3		68.2
Bondad	Durango, CO	MSW	2,329,069	—	2,329,069	43.5		43.5
Sunny Farms	Fostoria, OH	MSW	4,010,357	33,647,326	37,657,683	2.9		27.3
Hardy Road	Houston, TX	C&D	4,489,819	4,450,155	8,939,974	9.8		19.5
Greenbelt	Houston, TX	C&D	4,239,038	3,973,526	8,212,564	12.4		24.0
Ralston Road	Houston, TX	C&D	300,191	1,126,741	1,426,932	2.1		10.0
Applerock(5)	Houston, TX	C&D	8,750,000	—	8,750,000	N/A	(5)	N/A	(5)
Shiloh	Travelers Rest, SC	C&D	3,071,717	—	3,071,717	35.8		35.8
Yarnell	Knoxville, TN	C&D	857,464	—	857,464	14.7		14.7
Blount	Trafford, AL	C&D	14,783,202	11,180,143	25,963,345	94.5		166.0
Fines	Alpine, AL	C&D/Industrial	7,537,263	—	7,537,263	65.2		65.2
High Point	High Point, NC	C&D	3,863,974	—	3,863,974	52.4		52.4
Raleigh	Raleigh, NC	C&D	6,938,238	6,612,722	13,550,960	46.0		89.9
DeSoto	Arcadia, FL	C&D	6,252,198	1,894,068	8,146,266	44.7		58.3
Fort Meade	Ft Meade, FL	C&D	4,158,863	3,635,910	7,794,773	33.5		62.9
Northeast	Oklahoma City, OK	C&D	4,108,971	3,347,911	7,456,882	13.8		25.0

Total			160,169,797	140,420,692	300,590,489	32.9		54.7

(1)	Permitted capacity includes the total available airspace approved by state and, if required, local regulatory agencies for our use. Additional approvals may be required for construction and use of specific cells within the permitted area. At any given time, certain landfills may be nearing the full capacity of existing approved cells. The failure to obtain a consent or approval for construction or use of additional cells could have a material effect on our operations. If the consent or approval is not obtained, we will evaluate alternative actions, such as diverting waste streams and pursuing legal recourse to challenge adverse regulatory rulings.

(2)	Probable expansion capacity includes possible expansion capacity that we believe, based on industry practice and our experience, is likely to be permitted. The criteria we use to determine if permit expansion is probable include, but are not limited to, whether: (i) we believe that the project has fatal flaws; (ii) the land is owned or controlled by us, or under option agreement; (iii) we have committed to the expansion; (iv) financial analysis has been completed, and the results indicate that the expansion has the prospect of a positive financial and operational impact; (v) personnel are actively working to obtain land use, local, and state approvals for an expansion of an existing landfill; (vi) we believe the permit is likely to be received; and (vii) we believe that the timeframe to complete the permitting is reasonable.

(3)	Includes expansions that we classify as “probable.”

(4)	Based on current and estimated future disposal volumes.

(5)	Fully permitted but has not yet commenced operations, and therefore remaining permitted life and total remaining life cannot be calculated.

     As indicated in the table above, as of March 31, 2011, 12 of our landfills were permitted to accept municipal solid waste. The remaining 13 landfills were permitted to accept non-hazardous dry construction and demolition debris, which generally includes bricks, boards, metal, concrete, wall board and similar materials. All of our landfills accept waste from municipalities, private sector waste collection companies and the general public.
     Based on remaining permitted capacity (including probable expansions) as of March 31, 2011 and projected annual disposal volumes, the average remaining landfill life of our 23 operating landfills at March 31, 2011 was approximately 54.7 years. Some of our landfills have the potential for expanded disposal capacity beyond their currently permitted limits. We monitor the availability of permitted disposal capacity at each of our landfills on an ongoing basis and evaluate whether to pursue an expansion at a given landfill. In making this determination with respect to a particular landfill, we consider a number of factors, including the estimated future volume of waste to be disposed of at the landfill, the estimated future prices for disposal of waste at the landfill, the amount of unpermitted acreage included in the landfill, the likelihood that we will be able to obtain the required approvals and permits for expansion and the costs of developing the additional capacity. We also regularly consider whether it is advisable, in light of changing market conditions and/or regulatory requirements, to seek to expand or change the permitted waste streams or to seek other permit modifications.
     We are currently seeking to expand permitted capacity at several of our landfills. The table above includes a column reflecting expansions that we believe to be “probable” based on various estimates and assumptions. However, we note that we may not be able to obtain permits for expansions, including expansions that we considered to be probable. Therefore, the average remaining landfill life of our 23 operating landfills as of March 31, 2011 may not be 54.7 years when considering remaining permitted capacity, probable expansion capacity and projected annual disposal volume.

  Available Airspace
     The following table reflects airspace activity for landfills owned or operated by us for the three months ended March 31, 2011 and the years ended December 31, 2010, 2009 and 2008.

	Balance as of	New Expansions	Landfills Acquired, Net			Changes in Engineering	Balance as of
	December 31, 2010	Undertaken	of Divestiture	Permits Granted	Airspace Consumed	Estimates and Design	March 31, 2011
Permitted airspace:

Cubic yards (in thousands)	159,480		—	2,007	(1,317)	—	160,170
Number of sites	25		—	—			25
Expansion airspace:
Cubic yards (in thousands)	143,802	—	—	(3,381)		—	140,421
Number of sites	17	—	—	(1)			16

Total available airspace:
Cubic yards (in thousands)	303,281	—	—	(1,374)	(1,317)	—	300,591

Number of sites	25		—				25

	Balance as of	New Expansions	Landfills Acquired, Net			Changes in Engineering	Balance as of
	December 31, 2009	Undertaken	of Divestiture	Permits Granted	Airspace Consumed	Estimates and Design	December 31, 2010
Permitted airspace:
Cubic yards (in thousands)	164,885	—	—	3,625	(6,186)	(2,844)	159,480
Number of sites	25	—	—	—	—	—	25
Expansion airspace:
Cubic yards (in thousands)	134,707	14,356	—	(3,625)	—	(1,637)	143,801
Number of sites	15	3	—	(1)	—	—	17

Total available airspace:
Cubic yards (in thousands)	299,592	14,356	—	—	(6,186)	(4,481)	303,281

Number of sites	25		—				25

	Balance as of	New Expansions	Landfills Acquired, Net			Changes in Engineering	Balance as of
	December 31, 2008	Undertaken	of Divestiture	Permits Granted	Airspace Consumed	Estimates and Design	December 31, 2009
Permitted airspace:
Cubic yards (in thousands)	144,057	—	6,200	18,668	(4,933)	893	164,885
Number of sites	24	—	1	—	—	—	25
Expansion airspace:
Cubic yards (in thousands)	139,124	—	31,200	(18,668)	—	(16,949)	134,707
Number of sites	15	—	1	(1)	—	—	15

Total available airspace:
Cubic yards (in thousands)	283,181	—	37,400	—	(4,933)	(16,056)	299,592

Number of sites	24		1				25

	Balance as of	New Expansions	Landfills Acquired, Net			Changes in Engineering	Balance as of
	December 31, 2007	Undertaken	of Divestiture	Permits Granted	Airspace Consumed	Estimates and Design	December 31, 2008
Permitted airspace:
Cubic yards (in thousands)	149,967	—	—	—	(5,730)	(180)	144,057
Number of sites	24	—	—	—	—	—	24
Expansion airspace:
Cubic yards (in thousands)	155,524	1,805	—	—	—	(18,205)	139,124
Number of sites	15	—	—	—	—	—	15

Total available airspace:
Cubic yards (in thousands)	305,491	1,805	—	—	(5,730)	(18,385)	283,181

Number of sites	24		—				24

     We perform periodic engineering reviews of our landfill capacity. Based on these reviews, there may be changes in the estimated available remaining capacity of a landfill or changes in the utilization of such landfill capacity, affecting the amount of waste that can be placed in the future. Estimates of the amount of waste that can be placed in the future are reviewed annually and are based on a number of factors, including site-specific factors such as current and projected mix of waste type; initial and projected waste density; estimated number of years of life remaining; and depth of underlying waste. We continually focus on improving the utilization of airspace through efforts that include recirculating landfill leachate where allowed by permit; optimizing the placement and utilization of alternative daily cover; and increasing initial compaction through improved landfill equipment, operations and training.
Risk Management, Insurance and Financial Assurances
     Our environmental risk management program includes evaluating existing facilities and potential acquisitions for environmental compliance. We do not presently expect environmental compliance costs to increase materially above current levels in the foreseeable future, but we cannot predict whether recent and future acquisitions will cause such costs to increase. We also maintain a worker safety program that encourages safe practices in the workplace. Our environmental program aims to minimize the possibility of environmental contamination and liability.
     The nature of our business exposes us to the risk of liabilities arising out of our operations, including possible damage to the environment. Such potential liabilities could involve, for example: (i) claims for remediation costs, personal injury, property damage and damage to the environment in cases where we may be held responsible for the escape of harmful materials; (ii) claims of employees, customers or third parties for personal injury or property damage occurring in the course of our operations; or (iii) claims alleging negligence in the planning or performance of our work. We could also be subject to fines and civil and criminal penalties in connection with alleged violations of regulatory requirements. Because of the nature and scope of the possible environmental damages, liabilities imposed in environmental litigation can be significant. Our solid waste operations have third party environmental liability insurance with limits in excess of those required by permit regulations, subject to certain limitations and exclusions, which we believe are customary in the industry. However, the limits of such environmental liability insurance may be inadequate in the event of a major loss. Further, we may be unable to continue to carry excess environmental liability insurance should market conditions in the insurance industry make such coverage prohibitively expensive or otherwise unavailable.
     We have property insurance, general liability, automobile physical damage and liability, employment practices liability, pollution liability, directors and officers liability, fiduciary liability, workers’ compensation and employer’s liability coverage, as well as umbrella liability policies to provide excess coverage over the underlying limits contained in our primary general liability, automobile liability and employer’s liability policies. Each of our insurance policies contains a per occurrence or per loss deductible for which we are responsible. Our deductibles range from $1,000 per loss under our employee practices to $100,000 for general liability and $250,000 per occurrence or loss under our automobile liability and workers’ compensation and employer’s liability coverages. In addition, we have a $500,000 per loss deductible under our pollution liability coverage. Accordingly, we are effectively self-insured for these amounts with respect to claims covered by our insurance policies, as well as with respect to amounts that exceed our policy limits (including our umbrella policy limits, where applicable). In the future, we may be exposed to uninsured liabilities which could have a material adverse effect on our financial condition, results of operations or cash flows.
     In the normal course of business, we are required to post performance bonds, insurance policies, letters of credit and/or cash deposits in connection with the performance of municipal residential collection contracts, the operation, closure or post-closure of landfills, certain environmental permits and certain business licenses and permits. Bonds issued by surety companies operate as a financial guarantee of our performance. We have satisfied our financial responsibility requirements by obtaining bank letters of credit, insurance policies, performance bonds or making cash deposits.
     As of March 31, 2011, we obtained performance bonds in an aggregate amount of approximately $94.7 million. We had letters of credit in an aggregate amount of approximately $12.1 million, supporting performance of landfill closure and post-closure requirements, insurance contracts, municipal contracts and other financial assurance obligations. If in the future we are unable to obtain such instruments in sufficient amounts or at acceptable rates, we could be precluded from retaining existing municipal solid waste collection contracts, entering into additional municipal contracts, or obtaining or retaining landfill or transfer station operating permits.
Competition
     The solid waste collection and disposal industry is highly competitive and fragmented and requires substantial labor and capital resources. The industry presently includes large, publicly-held, national waste companies such as Republic Services, Inc. and Waste Management, Inc., as well as numerous other public and privately-held waste companies. Certain of the markets in which we compete or will likely compete are served by one or more of these companies, as well as by numerous privately-held regional and local solid waste companies of varying sizes and resources, some of which have accumulated substantial goodwill in their markets. We also compete with operators of alternative disposal facilities and with counties, municipalities and solid waste districts that maintain their own waste collection and disposal operations. Public sector operations may have financial advantages over us because of their access to user fees and similar charges, tax revenues and tax-exempt financing.
     We compete for collection, transfer and disposal volume based primarily on geographic location and the price and quality of our services. From time to time, our competitors may reduce the price of their services in an effort to expand their market share or service areas or to win competitively bid municipal contracts. These practices may cause us to reduce the price of our services or, if we elect not to do so, to lose business.
     The solid waste collection and disposal industry has undergone significant consolidation, and, as a result of this consolidation, we encounter competition in our efforts to acquire landfills, transfer stations and collection operations. Competition exists not only for collection, transfer and disposal volume but also for acquisition candidates. We generally compete for acquisition candidates with large, publicly-held waste management companies, private equity backed firms as well as numerous privately-held regional and local solid waste companies of varying sizes and resources. Competition in the disposal industry may also be affected by the increasing national emphasis on recycling and other waste reduction programs, which may reduce the volume of waste deposited in landfills. Accordingly, it may become uneconomical for us to make further acquisitions or we may be unable to locate or acquire suitable acquisition candidates at price levels and on terms and conditions that we consider appropriate, particularly in markets we do not already serve.

Sales and Marketing
     We focus our marketing efforts on increasing and extending business with existing customers, as well as increasing our new customer base. Our sales and marketing strategy is to provide prompt, high quality, comprehensive solid waste collection, transfer and disposal services to our customers at competitive prices. We target potential customers of all sizes, from small quantity generators to large companies and municipalities. Because the waste collection and disposal business is a very localized business, most of our marketing activity is local in nature. However, we do have a vice president of sales who is responsible for overseeing and formulating our sales and marketing efforts on a company-wide basis, including assisting in hiring and setting compensation programs for our field operations.
Government Contracts
     We are parties to contracts with municipalities and other associations and agencies. Many of these contracts are or will be subject to competitive bidding. We may not be the successful bidder, or we may have to substantially lower prices in order to be the successful bidder. In addition, some of our customers may have the right to terminate their contracts with us before the end of the contract term.
     Municipalities may annex unincorporated areas within counties where we provide collection services, and as a result, our customers in annexed areas may be required to obtain service from competitors who have been franchised or contracted by the annexing municipalities to provide those services. Some of the local jurisdictions in which we currently operate grant exclusive franchises to collection and disposal companies, others may do so in the future, and we may enter markets where franchises are granted by certain municipalities, thereby reducing the potential market opportunity for us.
Regulation
     Our business is subject to extensive and evolving federal, state and local environmental, health, safety and transportation laws and regulations. These laws and regulations are administered by the U.S. Environmental Protection Agency, or EPA, and various other federal, state and local environmental, zoning, air, water, transportation, land use, health and safety agencies. Many of these agencies regularly inspect our operations to monitor compliance with these laws and regulations. Governmental agencies have the authority to enforce compliance with these laws and regulations and to obtain injunctions or impose civil or criminal penalties in cases of violations. We believe that regulation of the waste industry will continue to evolve, and we will aim to adapt to future legal and regulatory requirements to ensure compliance.
     Our operation of landfills subjects us to certain operational, monitoring, site maintenance, closure, post-closure and other obligations which could give rise to increased costs for compliance and corrective measures. In connection with our acquisition of landfills and continued operation or expansion of our landfills, we must often spend considerable time to increase the capacity of these landfills. We may be unable to obtain or maintain necessary governmental approvals. Once obtained, operating permits are subject to modification and revocation by the issuing agency. Compliance with these and any future regulatory requirements could require us to make significant capital and operating expenditures. However, most of these expenditures are made in the normal course of business and do not place us at any competitive disadvantage.
     Our operations are subject to extensive regulation, principally under the federal statutes described below.
     The Resource Conservation and Recovery Act of 1976, as amended, or RCRA. RCRA regulates the handling, transportation and disposal of hazardous and non-hazardous wastes and delegates authority to states to develop programs to ensure the safe disposal of solid wastes. On October 9, 1991, the EPA promulgated Solid Waste Disposal Facility Criteria for non-hazardous solid waste landfills under Subtitle D of RCRA. Subtitle D includes location standards, facility design and operating criteria, closure and post-closure requirements, financial assurance standards and groundwater monitoring, as well as corrective action standards, many of which had not commonly been in place or enforced at landfills. Subtitle D applies to all solid waste landfill cells that received waste after

October 9, 1991, and, with limited exceptions, required all landfills to meet these requirements by October 9, 1993. All states in which we operate have EPA-approved programs which implemented at least the minimum requirements of Subtitle D and in some states even more stringent requirements.
     The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or CERCLA. CERCLA, which is also known as Superfund, addresses problems created by the release or threatened release of hazardous substances (as defined in CERCLA) into the environment. CERCLA’s primary mechanism for achieving remediation of such problems is to impose strict joint and several liability for cleanup of disposal sites on current owners and operators of the site, former site owners and operators at the time of disposal and parties who arranged for disposal at the facility (i.e., generators of the waste and transporters who select the disposal site). The costs of a CERCLA cleanup can be substantial. Liability under CERCLA is not dependent on the existence or intentional disposal of “hazardous wastes” (as defined under RCRA), but can also be based upon the release or threatened release, even as a result of lawful, unintentional and non-negligent action, of any one of hundreds of “hazardous substances” listed by the EPA, even in minute amounts.
     The Federal Water Pollution Control Act of 1972, as amended, or the Clean Water Act. This act establishes rules regulating the discharge of pollutants into streams and other waters of the United States (as defined in the Clean Water Act) from a variety of sources, including solid waste disposal sites. If runoff from our landfills or transfer stations may be discharged into surface waters, the Clean Water Act requires us to apply for and obtain discharge permits, conduct sampling and monitoring and, under certain circumstances, reduce the quantity of pollutants in those discharges. In 1990, the EPA issued additional rules under the Clean Water Act, which establish standards for management of storm water runoff from landfills and which require landfills that receive, or in the past received, industrial waste to obtain storm water discharge permits. In addition, if a landfill or transfer station discharges wastewater through a sewage system to a publicly-owned treatment works, the facility must comply with discharge limits imposed by the treatment works. Also, if development of a landfill may alter or affect “wetlands,” the owner may have to obtain a permit and undertake certain mitigation measures before development may begin. This requirement is likely to affect the construction or expansion of many solid waste disposal sites.
     The Clean Air Act of 1970, as amended, or the Clean Air Act. The Clean Air Act provides for increased federal, state and local regulation of the emission of air pollutants. The EPA has applied the Clean Air Act to solid waste landfills and vehicles with heavy duty engines, such as waste collection vehicles. Additionally, in March 1996, the EPA adopted New Source Performance Standards and Emission Guidelines (the “Emission Guidelines”) for municipal solid waste landfills to control emissions of landfill gases. These regulations impose limits on air emissions from solid waste landfills. The Emission Guidelines impose two sets of emissions standards, one of which is applicable to all solid waste landfills for which construction, reconstruction or modification was commenced before May 30, 1991. The other applies to all municipal solid waste landfills for which construction, reconstruction or modification was commenced on or after May 30, 1991. The Emission Guidelines are being implemented by the states after the EPA approves the individual state’s program. These guidelines, combined with the new permitting programs established under the Clean Air Act, subject solid waste landfills to significant permitting requirements and, in some instances, require installation of gas recovery systems to reduce emissions to allowable limits. The EPA also regulates the emission of hazardous air pollutants from municipal landfills and has promulgated regulations that require measures to monitor and reduce such emissions.
     Climate Change. A variety of regulatory developments, proposals or requirements have been introduced that are focused on restricting the emission of carbon dioxide, methane and other gases known as greenhouse gases. Congress has considered legislation directed at reducing greenhouse gas emissions. There has been support in various regions of the country for legislation that requires reductions in greenhouse gas emissions, and some states have already adopted legislation addressing greenhouse gas emissions from various sources. In 2007, the U.S. Supreme Court held in Massachusetts, et al. v. EPA that greenhouse gases are an “air pollutant” under the federal Clean Air Act and, thus, subject to future regulation. In a move toward regulating greenhouse gases, on December 15, 2009, the EPA published its findings that emission of carbon dioxide, methane and other greenhouse gases present an endangerment to human health and the environment because greenhouse gases are, according to EPA, contributing to climate change. On October 30, 2009, the EPA published the greenhouse gas reporting final rule, effective December 29, 2009, which establishes a new comprehensive scheme requiring certain specified industries as well as operators of stationary sources emitting more than established annual thresholds of carbon dioxide-

equivalent greenhouse gases to inventory and report their greenhouse gas emissions annually. Municipal solid waste landfills are subject to the rule. The EPA has adopted regulations that require a reduction in emissions of greenhouse gases from motor vehicles, which triggers construction and operating permit requirements for stationary sources under the Clean Air Act (the “Tailoring Rule”). These permitting requirements, under the Title V and Prevention of Significant Deterioration programs of the Clean Air Act, require certain large stationary sources of greenhouse gases to install the “Best Available Control Technology” (“BACT”) for the control of greenhouse gas emissions. Solid waste landfills and transfer stations, such as ours, are potentially subject to the requirements of the Tailoring Rule.
     The Occupational Safety and Health Act of 1970, as amended, or OSHA. OSHA establishes certain employer responsibilities, including maintenance of a workplace free of recognized hazards likely to cause death or serious injury, compliance with standards promulgated by the Occupational Safety and Health Administration and various record keeping, disclosure and procedural requirements. Various standards, including standards for notices of hazards, safety in excavation and demolition work and the handling of asbestos, may apply to our operations.
     Flow Control/Interstate Waste Restrictions. Certain permits and approvals, as well as certain state and local regulations, may limit a landfill or transfer station to accepting waste that originates from specified geographic areas, restrict the importation of out-of-state waste or wastes originating outside the local jurisdiction or otherwise discriminate against non-local waste. These restrictions, generally known as flow control restrictions, are controversial, and some courts have held that some flow control schemes violate constitutional limits on state or local regulation of interstate commerce. From time to time, federal legislation is proposed that would allow some local flow control restrictions. Although no such federal legislation has been enacted to date, if such federal legislation should be enacted in the future, states in which we own landfills could limit or prohibit the importation of out-of-state waste or direct that wastes be handled at specified facilities. Such state actions could adversely affect our landfills. These restrictions could also result in higher disposal costs for our collection operations. If we were unable to pass such higher costs through to our customers, our business, financial condition and operating results could be adversely affected.
     Certain state and local jurisdictions may also seek to enforce flow control restrictions through local legislation or contractually. In certain cases, we may elect not to challenge such restrictions. These restrictions could reduce the volume of waste going to landfills in certain areas, which may adversely affect our ability to operate our landfills at their full capacity and/or reduce the prices that we can charge for landfill disposal services. These restrictions may also result in higher disposal costs for our collection operations. If we were unable to pass such higher costs through to our customers, our business, financial condition and operating results could be adversely affected.
     State and Local Regulation. Each state in which we now operate or may operate in the future has laws and regulations governing the generation, storage, treatment, handling, transportation and disposal of solid waste, occupational safety and health, water and air pollution and, in most cases, the siting, design, operation, maintenance, closure and post-closure maintenance of landfills and transfer stations. State and local permits and approval for these operations may be required and may be subject to periodic renewal, modification or revocation by the issuing agencies. In addition, many states have adopted statutes comparable to, and in some cases more stringent than, CERCLA. These statutes impose requirements for investigation and cleanup of contaminated sites and liability for costs and damages associated with such sites, and some provide for the imposition of liens on property owned by responsible parties. Furthermore, many municipalities also have ordinances, local laws and regulations affecting our operations. These include zoning and health measures that limit solid waste management activities to specified sites or activities, flow control provisions that direct or restrict the delivery of solid wastes to specific facilities, laws that grant the right to establish franchises for collection services and then put such franchises out for bid and bans or other restrictions on the movement of solid wastes into a municipality.
     Permits or other land use approvals with respect to a landfill, as well as state or local laws and regulations, may specify the quantity of waste that may be accepted at the landfill during a given time period and/or specify the types of waste that may be accepted at the landfill. Once an operating permit for a landfill is obtained, it must generally be renewed periodically.
     There has been an increasing trend at the state and local level to mandate and encourage waste reduction and recycling and to prohibit or restrict the disposal in landfills of certain types of solid wastes, such as yard wastes, beverage containers, unshredded tires, lead-acid batteries, paper, cardboard and household appliances. The enactment of regulations reducing the volume and types of wastes available for transport to and disposal in landfills could prevent us from operating our facilities at their full capacity.
     Many states and local jurisdictions have enacted “bad boy” laws that allow the agencies that have jurisdiction over waste services contracts or permits to deny or revoke these contracts or permits based on the applicant’s or permit holder’s compliance history. Some states and local jurisdictions go further and consider the compliance history of the parent, subsidiaries or affiliated companies, in addition to that of the applicant or permit holder. These laws authorize the agencies to make determinations of an applicant’s or permit holder’s fitness to be awarded a contract to operate and to deny or revoke a contract or permit because of unfitness unless there is a showing that the applicant or permit holder has been rehabilitated through the adoption of various operating policies and procedures put in place to assure future compliance with applicable laws and regulations.
     Some state and local authorities enforce certain federal laws in addition to state and local laws and regulations. For example, in some states, RCRA, OSHA, parts of the Clean Air Act and parts of the Clean Water Act are enforced by local or state authorities instead of the EPA, and in some states those laws are enforced jointly by state or local and federal authorities.
     Public Utility Regulation. In many states, public authorities regulate the rates that landfill operators may charge. The adoption of rate regulation or the reduction of current rates in states in which we own landfills could adversely affect our business, financial condition and operating results.
Seasonality
     Based on our industry and our historic trends, we expect our operations to vary seasonally. Typically, revenue will be highest in the second and third calendar quarters and lowest in the first and fourth calendar quarters. These seasonal variations result in fluctuations in waste volumes due to weather conditions and general economic activity. We also expect that our operating expenses may be higher during the winter months due to periodic adverse weather conditions that can slow the collection of waste, resulting in higher labor and operational costs.
Employees
     As of March 31, 2011, we had approximately 1,286 full-time employees. A group of 13 employees at one of our locations is represented by a union. In 2011, we negotiated with the union for a new five-year collective bargaining agreement which has been entered into. We have not experienced any work stoppages and we believe that our relations with our employees are good.